SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2003

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08703	33-0956711
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

20511 Lake Forest Drive, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 12. Results of Operations and Financial Condition

     On October 23, 2003, Western Digital Corporation (the “Company”) announced financial results for the fiscal quarter ended September 26, 2003. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Company’s Investor Information Summary for the fiscal quarter ended September 26, 2003 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

     The Company’s press release reports net income and earnings per share for the quarter ended September 26, 2003. As previously reported, the Company acquired the assets of Read-Rite Corp. in July 2003. The results for the quarter included approximately $45 million of start-up expenses and other one-time charges and $5 million of head-design research and development expenses related to Read-Rite. The press release also reports that net income excluding these non-recurring charges would have been $53 million, or $.25 per share. The net income amount of $53 million or $.25 per share is a non-GAAP measure that excludes the $45 million of start-up expenses and other one-time charges and $5 million of head-design research and development expenses, reduced by $2 million, the amount of tax expense that would have been recorded had these charges not been incurred. The Company believes the non-GAAP measures presented in the press release and in the conference call are useful to investors in comparing the results of the quarter with prior periods because they provide investors with a basis to measure against prior periods the operating performance of the Company’s business without regard to the start-up expenses and other one-time charges related to Read-Rite. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

	By:	/s/ Raymond M. Bukaty

Raymond M. Bukaty
Vice President, General
Counsel and Secretary

Dated: October 23, 2003

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release issued by Western Digital Corporation on October 23, 2003 announcing financial results for first fiscal quarter ended September 26, 2003.
99.2	First Quarter Fiscal Year 2004 Western Digital Corporation Investor Information Summary.